Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-42233) of Frequency Electronics, Inc. of our report dated July 29, 2010 with respect to our audits of the consolidated financial statements as of and for each of the years ended April 30, 2010 and 2009, which is included in this Annual Report on Form 10-K.

/s/ Eisner LLP
Eisner LLP
New York, New York
July 29, 2010